EXHIBIT 2.1
NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION
FOR IMMEDIATE RELEASE
12 December 2016
RECOMMENDED CASH ACQUISITION
of
E2V TECHNOLOGIES PLC

by
RHOMBI HOLDINGS LIMITED
a wholly-owned, indirect subsidiary of TELEDYNE TECHNOLOGIES INCORPORATED to be effected
by way of a Scheme of Arrangement
under Part 26 of the Companies Act 2006
Summary

•
The boards of Teledyne Technologies Incorporated (“Teledyne”) and e2v technologies plc (“e2v” or the “Company”) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition by Teledyne, through its wholly-owned, indirect subsidiary, Rhombi Holdings Limited (“Teledyne Bidco”), of the entire issued and to be issued ordinary share capital of e2v (the “Acquisition”). It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

•	Under the terms of the Acquisition, each e2v Shareholder will be entitled to receive:
275 pence in cash for each e2v Share

(the “Acquisition Price”).

•	The Acquisition Price represents a premium of approximately:

◦	48.2 per cent. to the Closing Price of 185.5 pence per e2v Share on 9 December 2016 (being the last Business Day prior to the date of this Announcement);

◦
53.0 per cent. to the volume-weighted average Closing Price of 179.7 pence per e2v Share for the period between the announcement of the Half-year Report on 7 November 2016 and 9 December 2016 (being the last Business Day prior to the date of this Announcement);

◦
39.8 per cent. to the volume-weighted average Closing Price of 196.7 pence per e2v Share for the three months ended on 9 December 2016 (being the last Business Day prior to the date of this Announcement);

◦
34.4 per cent. to the volume-weighted average Closing Price of 204.6 pence per e2v Share for the six months ended on 9 December 2016 (being the last Business Day prior to the date of this Announcement); and

◦
32.6 per cent. to the volume-weighted average Closing Price of 207.4 pence per e2v Share for the twelve months ended on 9 December 2016 (being the last Business Day prior to the date of this Announcement).

•
In addition, e2v Shareholders who were on the register of members of e2v as at close of business on 18 November 2016 will be entitled to receive and retain an interim dividend of 1.7 pence per e2v Share, which dividend will be paid on 20 December 2016 (the “Dividend”), without any reduction of the Acquisition Price payable under the Acquisition.

•	The Acquisition values the entire issued and to be issued ordinary share capital of e2v at approximately £619.6 million on a fully diluted basis.

•
The Teledyne Directors believe that there is a strong, complementary fit between Teledyne and e2v, which should enable both companies to accelerate revenue growth and profitability. Teledyne has a proven track record of acquiring and successfully integrating businesses into its network of companies able to serve multiple industrial growth markets. The Teledyne Directors believe that the e2v business will be an attractive addition to its existing network and will further enhance the Teledyne Group’s customer proposition and growth dynamics. The Acquisition of e2v provides Teledyne with complementary products, additional technical resources and management capabilities as well as strong positions in new markets.

•
The e2v Directors, who have been so advised by Investec and Rothschild as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing financial advice to the e2v Directors, Investec and Rothschild have taken into account the commercial assessments of the e2v Directors. Investec and Rothschild are providing independent financial advice to the e2v Directors for the purposes of Rule 3 of the Code.

•
Accordingly, the e2v Directors intend to recommend unanimously that e2v Shareholders vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, accept, or procure acceptances of, such Takeover Offer), as all the e2v Directors who hold e2v Shares (in a personal capacity or through members of their immediate families, related trusts or a nominee or nominees) have irrevocably undertaken to do, or procure to be done, in respect of their own beneficial holdings (and the beneficial holdings of members of their immediate families or related trusts or nominee(s)) of 2,258,390 e2v Shares, in aggregate, representing approximately 1.0 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).

•
Teledyne Bidco has also received irrevocable undertakings to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) from AXA Investment Managers UK Limited, GVQ Investment Management Limited, Aberforth Partners LLP (on behalf of its underlying clients) and Artemis Investment Management LLP in respect of 69,008,614 e2v Shares, in aggregate, representing approximately 31.3 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).

•
In addition, Teledyne Bidco has received letters of intent to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) from Aviva Investors Global Services Limited and Henderson Global Investors Limited in respect of 29,712,115 e2v Shares, in aggregate, representing approximately 13.5 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).

•
Therefore, as at the date of this Announcement, Teledyne Bidco has received irrevocable undertakings and letters of intent to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) with respect to a total of 100,979,119 e2v Shares, in aggregate, representing approximately 45.8 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).

•	Full details of the irrevocable undertakings and the letters of intent received by Teledyne Bidco are set out in Appendix III to this Announcement.

•
The cash consideration payable to Scheme Shareholders under the terms of the Acquisition will be funded from an acquisition debt facility provided by Bank of America, N.A. (as lender and administrative agent) (“BofA”).

•
It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act (or, if Teledyne Bidco elects and with the consent of the Takeover Panel, a Takeover Offer). The purpose of the Scheme is to provide for Teledyne Bidco to become the owner of the entire issued and to be issued ordinary share capital of e2v. The Scheme will be put to e2v Shareholders at the Court Meeting and at the General Meeting. In order to become Effective, the Scheme must be approved by a majority in number of the Scheme Shareholders voting at the Court Meeting, either in person or by proxy, representing at least 75 per cent. in value of the Scheme Shares voted. The Resolutions required to implement the Scheme must also be approved by the requisite majority of e2v Shareholders at the General Meeting.

•	The Acquisition is subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document.

•
Further details of the Acquisition will be contained in the Scheme Document which is intended to be posted to e2v Shareholders, and, for information only, to participants in the e2v Share Schemes, along with the notices of the Court Meeting and the General Meeting and the Forms of Proxy, within 28 days of the date of this Announcement, unless Teledyne Bidco and e2v otherwise agree, and the Takeover Panel consents, to a later date. Subject to the Conditions and certain further terms set out in Appendix I to this Announcement, the Scheme is expected to become Effective in the first half of 2017.

Commenting on the Acquisition, Dr. Robert Mehrabian, Chairman, President and Chief Executive Officer of Teledyne, said:
“We have followed e2v for more than a decade. Over time, as both Teledyne and e2v evolved, our businesses have become increasingly aligned. In fact, every business within e2v is highly complementary to Teledyne. As important, there is minimal product overlap. For example, we are both leaders in space and astronomy imaging, but Teledyne largely provides infrared detectors and e2v provides visible light sensors. While we both provide microwave devices, e2v’s largest product and market are magnetrons for cancer radiotherapy. Teledyne supplies solid state and vacuum microwave systems, but no magnetrons, and we primarily serve defence markets such as electronic warfare, radar and communications. However, Teledyne serves the healthcare market with specialised X-ray sensors.
“In machine vision applications, e2v’s advanced capabilities in proprietary CMOS sensor design add to Teledyne’s strengths in cameras and vision systems. While Teledyne designs advanced mixed signal circuits for government and commercial applications, e2v’s broader product portfolio enhances our offerings and channels to market”.
Commenting on the Acquisition, Neil Johnson, Chairman of e2v, said:
"Teledyne has recognised the value inherent in our business and prospects by making a cash offer at an attractive premium to the share price. The Board of e2v has also considered the merits of being part of a larger, complementary group with enhanced scale and a wider range of capabilities to service its key customers and management and employees having access to the opportunities available in a larger group. The Board of e2v is therefore unanimously recommending e2v Shareholders to vote in favour of the Acquisition”.
This summary should be read in conjunction with, and is subject to, the full text of this Announcement and its Appendices. In particular, the Acquisition is subject to the Conditions and further terms as set out in Appendix I (and the full terms and conditions to be set out in the Scheme Document). Appendix II contains details of sources of information and bases of calculation contained in this Announcement. Appendix III contains certain details relating to the irrevocable undertakings and letters of intent referred to in this Announcement. Appendix IV contains details of the e2v Profit Forecast. Appendix V contains definitions of certain terms used in this Announcement.
Enquiries:
Teledyne Technologies Incorporated/Rhombi Holdings Limited
Jason VanWees    Tel: +1 (805) 373 4542
Citigroup Global Markets Limited (Financial adviser and broker to Teledyne and Teledyne Bidco)
Wes Walraven    Tel: +44 (0) 207 986 4000
Jan Skarbek
Luke Spells
Christopher Wren (Corporate Broking)
e2v technologies
Neil Johnson, Chairman    Tel: +44 (0) 1245 493 493
Steve Blair, Group CEO

Investec Bank plc (Rule 3 adviser and corporate broker to e2v)

Christopher Baird    Tel: +44 (0) 207 597 4000
James Rudd

Rothschild (Rule 3 adviser to e2v)

Ravi Gupta    Tel: +44 (0) 207 280 5000
John Byrne

FTI consulting (Public relations adviser to e2v)
Richard Mountain    Tel: +44 (0) 20 3727 1340
Suzanne Yule

Citigroup Global Markets Limited (“Citi”), which is authorised by the Prudential Regulatory Authority (“PRA”) and regulated in the United Kingdom by the Financial Conduct Authority (“FCA”) and the PRA, is acting exclusively for Teledyne and Teledyne Bidco and for no one else in connection with the Acquisition and the matters set out in this Announcement and will not be responsible to anyone other than Teledyne and Teledyne Bidco for providing the protections afforded to clients of Citi nor for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement. Neither Citi nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, tort or, under statute or otherwise) to any person who is not a client of Citi in connection with this announcement, any statement contained herein, the Acquisition or otherwise.
Investec Bank plc (“Investec”), which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for e2v and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than e2v for providing the protections afforded to clients of Investec nor for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement.
N.  M.  Rothschild & Sons Limited (“Rothschild”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to e2v and no one else in connection with the matters referred to in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than e2v for providing the protections afforded to clients of Rothschild nor for providing advice in relation to the matters referred to in this Announcement.
This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely through the Scheme Document and the accompanying Forms of Proxy, which will contain the full terms and conditions of the Acquisition and the Scheme, including details of how to vote in respect of the Acquisition and the Scheme. Any approval, decision or other response to the Acquisition and/or the Scheme should be made only on the basis of the information in the Scheme Document. Scheme Shareholders are strongly advised to read the formal documentation in relation to the Acquisition and the Scheme once it has been dispatched.
This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.
The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and service of this Announcement shall not give rise to any implication that there has been no change in the facts set out in this Announcement since such date.
Overseas shareholders
The laws of certain jurisdictions may affect the availability of the Acquisition to persons who are not resident in the United Kingdom. Persons who are not resident in the United Kingdom, or who are subject to laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe, any applicable requirements. Any person (including, without limitation, a nominee, trustee or custodian) who would, or otherwise intends to, forward this Announcement, the Scheme Document or any accompanying document to any jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action. In particular, the ability of persons who are not resident in the United Kingdom to vote their e2v Shares at the Court Meeting and/or the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote their e2v Shares in respect of the Court Meeting and/or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdiction in which they are located.
Any failure to comply with applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.
The Acquisition will not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction, and no person may vote in favour of the Acquisition by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, copies of this Announcement and formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded or distributed in, into or from a Restricted Jurisdiction and persons receiving this Announcement (including custodians, nominees and trustees) must not distribute or send it in, into or from a Restricted Jurisdiction. In the event that the Acquisition is implemented by way of a Takeover Offer and extended into the US, Teledyne Bidco will do so in satisfaction of the procedural and filing requirements of the US securities laws at that time, to the extent applicable thereto. The Acquisition relates to the shares of an English company and it is proposed to be made by means of a scheme of arrangement provided for under the laws of England and Wales. The Scheme will relate to the shares of an English company that is a “foreign private issuer” as defined under Rule 3b-4 under the US Exchange Act. A transaction effected by means of a scheme of arrangement is not subject to the shareholder vote, proxy solicitation and tender offer rules under the US Exchange Act. Accordingly, the Scheme will be subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements and practices of US shareholder vote, proxy solicitation and tender offer rules. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK and may not be comparable to the financial statements of US companies. However, if Teledyne Bidco were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer will be made in compliance with all applicable laws and regulations, including Section 14(e) of the US Exchange Act and Regulation 14E thereunder. Such Takeover Offer would be made in the US by Teledyne Bidco and no one else. In addition to any such Takeover Offer, Teledyne Bidco, certain affiliated companies and their nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in e2v outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase are made, they would be made outside the United States in compliance with applicable law, including the US Exchange Act.
Forward-looking statements
This Announcement may contain certain “forward-looking statements” with respect to Teledyne Bidco, Teledyne, the Teledyne Group, e2v and/or the e2v Group. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the Teledyne Group or the e2v Group and potential synergies resulting from the Acquisition; and (iii) the expected timing and scope of the Acquisition.
These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or developments to differ materially from those expressed in, or implied by, such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding present and future strategies and environments. You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to Teledyne Bidco, Teledyne, the Teledyne Group, e2v and/or the e2v Group or any person acting on their behalf (respectively) are expressly qualified in their entirety by the cautionary statement above. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement. Teledyne Bidco, Teledyne, the Teledyne Group, e2v and/or the e2v Group assume no obligation to update publicly or revise forward-looking or other statements contained in this Announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.
No profit forecasts or estimates
Other than in respect of the e2v Profit Forecast, no statement in this Announcement is intended as a profit forecast or profit estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share for Teledyne or e2v, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share of common stock for Teledyne or per ordinary share of e2v, as appropriate.
Right to switch to a Takeover Offer
Teledyne Bidco reserves the right to elect, with the consent of the Takeover Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of e2v as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms or, if Teledyne Bidco so decides (with the consent of the Takeover Panel), on such other terms being no less favourable (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this Announcement.
Publication on website and availability of hard copies
In accordance with Rule 26.1 of the Code, a copy of this Announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on Teledyne’s website at www.teledyne.com and e2v’s website at www.e2v.com by no later than 12:00 noon on the Business Day following this Announcement. Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.
In accordance with Rule 30.3 of the Code, a person so entitled may request a hard copy of this Announcement, free of charge, by contacting Citi on +44 (0) 207 986 4000, Investec on +44 (0) 207 597 4000 or Rothschild on +44 (0)207 280 5000. For persons who receive a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested. In accordance with Rule 30.3 of the Code, a person so entitled may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form.
Information relating to e2v Shareholders
Please be aware that addresses, electronic addresses and certain information provided by e2v Shareholders, persons with information rights and other relevant persons for the receipt of communications from e2v may be provided to Teledyne Bidco during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.
Rounding
Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Disclosure requirements of the Code
Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.
Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm on the Business Day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror, and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Rule 2.9 disclosure
In accordance with Rule 2.9 of the Code, e2v confirms that, as at the close of business on 9 December 2016, being the last Business Day prior to the date of this Announcement, it had 218,875,320 ordinary shares of 5 pence each in issue and admitted to trading on the Main Market for listed securities of the London Stock Exchange (excluding any ordinary shares held in treasury) under ISIN reference GB00B01DW905.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION
THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION
FOR IMMEDIATE RELEASE
12 December 2016
RECOMMENDED CASH ACQUISITION
of
E2V TECHNOLOGIES PLC

by
RHOMBI HOLDINGS LIMITED
a wholly-owned, indirect subsidiary of TELEDYNE TECHNOLOGIES INCORPORATED to be effected
by way of a Scheme of Arrangement
under Part 26 of the Companies Act 2006

1.	Introduction
The boards of Teledyne Technologies Incorporated (“Teledyne”) and e2v technologies plc (“e2v” or the “Company”) are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition by Teledyne, through its wholly-owned, indirect subsidiary, Rhombi Holdings Limited (“Teledyne Bidco”), of the entire issued and to be issued ordinary share capital of e2v (the “Acquisition”). It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement under Part 26 of the Companies Act.

2.	The Acquisition
The Acquisition, which will be on the terms and subject to the Conditions set out below and in Appendix I to this Announcement, and to be set out in the Scheme Document, will be made on the following basis:
275 pence in cash for each e2v Share

(the “Acquisition Price”)
In addition, e2v Shareholders who were on the register of members of e2v as at close of business on 18 November 2016 will be entitled to receive and retain an interim dividend of 1.7 pence per e2v Share, which dividend will be paid on 20 December 2016 (the “Dividend”), without any reduction of the Acquisition Price payable under the Acquisition.
The Acquisition Price represents a premium of approximately:

•	48.2 per cent. to the Closing Price of 185.5 pence per e2v Share on 9 December 2016 (being the last Business Day prior to the date of this Announcement);

•
53.0 per cent. to the volume-weighted average Closing Price of 179.7 pence per e2v Share for the period between the announcement of the Half-year Report on 7 November 2016 and 9 December 2016 (being the last Business Day prior to the date of this Announcement);

•
39.8 per cent. to the volume-weighted average Closing Price of 196.7 pence per e2v Share for the three months ended on 9 December 2016 (being the last Business Day prior to the date of this Announcement);

•
34.4 per cent. to the volume-weighted average Closing Price of 204.6 pence per e2v Share for the six months ended on 9 December 2016 (being the last Business Day prior to the date of this Announcement); and

•
32.6 per cent. to the volume-weighted average Closing Price of 207.4 pence per e2v Share for the twelve months ended on 9 December 2016 (being the last Business Day prior to the date of this Announcement).

The Acquisition values the entire issued and to be issued ordinary share capital of e2v at approximately £619.6 million on a fully diluted basis.
The Acquisition is conditional, amongst other things, on the Scheme becoming Effective no later than the Long Stop Date.
The e2v Shares will be acquired by Teledyne Bidco with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights or interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement in respect of the e2v Shares.
If any dividend and/or other distribution in respect of the e2v Shares is declared, paid or made on or after the date of this Announcement (other than the Dividend), Teledyne Bidco reserves the right to reduce the consideration payable for each e2v Share under the terms of the Acquisition by the amount per e2v Share of such dividend or distribution although, in such circumstances, e2v Shareholders would be entitled to retain any such dividend or distribution declared, made or paid.

3.	Recommendation
The e2v Directors, who have been so advised by Investec and Rothschild as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing financial advice to the e2v Directors, Investec and Rothschild have taken into account the commercial assessments of the e2v Directors. Investec and Rothschild are providing independent financial advice to the e2v Directors for the purposes of Rule 3 of the Code.
Accordingly, the e2v Directors intend to recommend unanimously that e2v Shareholders vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, accept, or procure acceptances of, such Takeover Offer), as all the e2v Directors who hold e2v Shares (in a personal capacity or through members of their immediate families, related trusts or a nominee or nominees) have irrevocably undertaken to do, or procure to be done, in respect of their own beneficial holdings (and the beneficial holdings of members of their immediate families or related trusts or nominee(s)) of 2,258,390 e2v Shares, in aggregate, representing approximately 1.0 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).

4.	Background to, and reasons for, the Acquisition
Teledyne’s strategy is to develop and grow continuously its capabilities in its core markets of instrumentation, digital imaging, aerospace and defence electronics and engineered systems. Teledyne operates across a broad range of end markets requiring advanced technology, high reliability and high performance solutions.
Teledyne has followed the development of e2v for several years and believes that it is a fundamentally strong and stable business. Operating in similar industry verticals, Teledyne is very familiar with e2v’s business and end markets. The Teledyne Directors further believe that there is a strong, complementary fit between Teledyne and e2v, which should enable both companies to accelerate revenue growth and profitability. Finally, both Teledyne and e2v have a proud legacy and share a similar culture and strategy.
Teledyne has a proven track record of acquiring and successfully integrating businesses into its network of companies able to serve multiple industrial growth markets. The Teledyne Directors believe that the e2v business will be an attractive addition to its existing network and will further enhance the Teledyne Group’s customer proposition and growth dynamics. The Acquisition of e2v provides Teledyne with complementary products, additional technical resources and management capabilities as well as strong positions in new markets.

5.	Background to, and reasons for, the recommendation
In its Half-year Report, the e2v Group outlined its vision of "Bringing life to technology" and the key strategic drivers and financial metrics to achieve this across the e2v Group's three divisions of Imaging, RF Power and Semiconductors. These strategic drivers included a focus on customers, a new culture, sustained innovation, operational excellence and organic growth accelerated with acquisitions. The e2v Group also outlined those specific end markets where it saw strong growth potential from continued investment such as Industrial Vision, Space, Radiotherapy and Semiconductors.
The e2v Group has continued to make good progress over this period, delivering a resilient performance in challenging trading conditions and strategic and operational improvements which have positioned the e2v Group well for the future. Against this background, the e2v Group has reached an important stage in its development given the breadth of its activities across different end markets, increased focus on strategic customers and unpredictable timing of certain large contracts, particularly in Space

Imaging. The Board of e2v has also considered the merits of being part of a larger, complementary group with enhanced scale and a wider range of capabilities to service its key customers.
Accordingly, following an approach from Teledyne, the Board of e2v has evaluated the Acquisition and concluded that its terms are fair and reasonable for the following reasons:

•	the Acquisition represents an opportunity for e2v Shareholders to realise value for their investment in cash at an attractive premium to the current share price;

•
Teledyne represents a natural partner for the e2v Group and there is a strong strategic and commercial rationale for a combination of the two complementary businesses which will enhance the strategic development of e2v; and

•	it enhances the prospects of the e2v Group for the benefit of all of its stakeholders, including e2v customers and employees.

6.	Irrevocable undertakings and letters of intent
Teledyne Bidco has received irrevocable undertakings to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if Teledyne Bidco, with the consent of the Takeover Panel, exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) from all of the e2v Directors who hold e2v Shares (in a personal capacity or through members of their immediate families, related trusts or a nominee or nominees) in respect of their entire beneficial holdings (and the beneficial holdings of members of their immediate families or related trusts or nominee(s)) of e2v Shares, amounting to 2,258,390 e2v Shares, in aggregate, representing approximately 1.0 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).
Teledyne Bidco has also received irrevocable undertakings to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) from AXA Investment Managers UK Limited, GVQ Investment Management Limited, Aberforth Partners LLP (on behalf of its underlying clients) and Artemis Investment Management LLP in respect of 69,008,614 e2v Shares, in aggregate, representing approximately 31.3 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).
In addition, Teledyne Bidco has received letters of intent to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) from Aviva Investors Global Services Limited and Henderson Global Investors Limited in respect of 29,712,115 e2v Shares, in aggregate, representing approximately 13.5 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).
Therefore, as at the date of this Announcement, Teledyne Bidco has received irrevocable undertakings and letters of intent to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) with respect to a total of 100,979,119 e2v Shares, in aggregate, representing approximately 45.8 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).
Full details of the irrevocable undertakings and the letters of intent received by Teledyne Bidco are set out in Appendix III to this Announcement.

7.	Information on the Teledyne Group
Teledyne provides enabling technologies for industrial growth markets. It has evolved from a company that was primarily focused on aerospace and defence to one that serves multiple markets that require advanced technology and high reliability. These markets include deepwater oil and gas exploration and production, oceanographic research, air and water quality environmental monitoring, electronics design and development, factory automation and medical imaging.

Teledyne’s products include monitoring and control instrumentation for marine and environmental applications, harsh environment interconnects, electronic test and measurement equipment, digital imaging sensors and cameras, aircraft information management systems, and defence electronics and satellite communication subsystems. Teledyne seeks to differentiate itself through its customer and company-sponsored applied research centre that augments its product development expertise.

Teledyne’s strategy emphasises growth in its core markets of instrumentation, digital imaging, aerospace and defence electronics and engineered systems. Its core markets are characterised by high barriers to entry and include specialised products and services which are not likely to be commoditised. As part of its strategy, Teledyne seeks to strengthen and expand its core businesses with targeted acquisitions and through product development. It aggressively pursues operational excellence with a view to constantly improving its margins and earnings. Teledyne also seeks to achieve rapid integration of the businesses it acquires.

Using complementary technology across its businesses and internal research and development, Teledyne seeks to create new products to secure further growth and to expand its addressable markets.

Total sales in 2015 were $2.3 billion. Teledyne's operations are primarily located in the United States, Canada, the United Kingdom and Mexico.
Teledyne Bidco is a wholly-owned, indirect subsidiary of Teledyne. It is incorporated in England and Wales with registered number 7678650 and its principal activity is to act as an intermediate holding company for trading companies within the Teledyne Group.

8.	Information on e2v
e2v is a leading designer, developer and manufacturer of radio frequency power systems, imaging solutions and semiconductors to the aerospace, security and defence, space, medical, scientific and industrial markets.

The e2v Group is headquartered in the United Kingdom and employs approximately 1,700 people across nine engineering locations and six sales offices in countries across Europe, America and Asia.

For the financial year ended 31 March 2016, e2v reported revenue of £236.4 million, adjusted profit before tax of £40.8 million, and adjusted profit after tax of £31.8 million. For the subsequent six month period ended 30 September 2016, e2v reported revenue of £102.8 million, adjusted profit before tax of £11.3 million, and adjusted profit after tax of £7.8 million.

9.	e2v Share Schemes
Participants in the e2v Share Schemes will be contacted regarding the effect of the Acquisition and the Scheme on their rights under the e2v Share Schemes and appropriate proposals will be made to such participants in due course.

10.	Financing
The cash consideration payable to e2v Shareholders (and participants in the e2v Share Schemes) under the terms of the Acquisition will be funded from an acquisition debt facility provided by BofA.

Citi, as financial adviser to Teledyne and Teledyne Bidco, is satisfied that sufficient cash resources are available to Teledyne Bidco to enable it to satisfy, in full, the cash consideration payable to e2v Shareholders (and participants in the e2v share Schemes) under the terms of the Acquisition.

11.	Management, employees and locations of business of the e2v Group
Teledyne has given assurances to the e2v Directors that, upon the Scheme becoming Effective, the existing contractual and statutory employment rights of existing management and employees of the e2v Group will be safeguarded and existing pension obligations complied with.

Whilst there are no immediate plans for any material changes in locations or personnel or any redeployment of the assets of the e2v Group following the Scheme becoming Effective, there may be duplication of some corporate and centralised support functions which could involve headcount reductions in the combined group’s operations going forward (although Teledyne has not yet developed any proposals as to if and when such headcount reductions might be implemented).

As a result of work performed pursuant to US Government Defense Department contracts by e2v's US subsidiary, that subsidiary has an independent board and operates pursuant to a Special Security Agreement (“SSA”) with the US Government.  Teledyne has indicated that on or after the Effective Date, it intends to replace the board members of the subsidiary with US-based Teledyne Group personnel and file appropriate documentation with the US Government Defense Department requesting termination of the SSA.

It is intended that the non-executive e2v Directors will resign as directors of e2v with effect from the Effective Date.

12.	Current trading and outlook
Teledyne
On 3 November 2016, Teledyne announced its results for the third quarter of 2016, an extract of which is set out below:
“Teledyne today reported third quarter 2016 sales from continuing operations of $526.8 million, compared with sales from continuing operations of $551.7 million for the third quarter of 2015, a decrease of 4.5%. Net income from continuing operations was $53.1 million ($1.49 per diluted share) for the third quarter of 2016, compared with $49.8 million ($1.38 per diluted share) for the third quarter of 2015, an increase of 6.6%. The third quarter of 2016 included pretax severance, facility consolidation and assets impairment charges of $1.8 million offset by net discrete tax benefits of $7.4 million. Net income attributable to Teledyne was $52.0 million ($1.46 per diluted share) for the third quarter of 2016, compared with $48.3 million ($1.34 per diluted share) for the third quarter of 2015, an increase of 7.7%.
“In the third quarter, we continued to achieve organic growth in our commercial imaging and aerospace businesses. Sales of electronic test and measurement instrumentation also increased nicely,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “I am very pleased with our execution across Teledyne, especially given the generally weaker capital spending environment. Our earnings and cash from operations were at record levels for any third quarter. Furthermore, Teledyne’s GAAP operating margin was an all-time record. Despite continued weakness in energy markets and while we remain cautious, we also believe that our marine instrumentation businesses, collectively, have bottomed. Finally, given our resilient business portfolio and strong balance sheet, we are committed to ongoing investment in research and development, as well as disciplined acquisitions.”
…
Outlook
Based on its current outlook, the company’s management believes that fourth quarter 2016 earnings per diluted share from continuing operations will be in the range of $1.32 to $1.37 and full year 2016 earnings per diluted share from continuing operations will be in the range of $5.26 to $5.31, an increase from the prior outlook of $5.10 to $5.20. The fourth quarter and full year outlooks included severance, lease termination and other facility consolidation costs. The company’s effective tax rate for 2016 is expected to be 27.6%, before discrete items.”
Current trading for Teledyne continues in line with the statements made in its announcement on 3 November 2016.
e2v
Since e2v’s Half-year Report, current trading has been in line with management’s expectations. Whilst the e2v Directors continue to remain cautious about the broader economic environment, their expectations for the full year remain unchanged given the e2v Group’s order book, trading activity and future plans.
The e2v Directors continue to believe that e2v is building momentum in the areas prioritised for investment and has put in place a platform to deliver a resilient performance in the medium term.
The paragraph headed “outlook” in the “Summary and Outlook” section of the Half-year Report constitutes a profit forecast for the purposes of Rule 28 of the Code (the “e2v Profit Forecast”). Appendix IV to this Announcement sets out the e2v Profit Forecast and provides further information in relation to its basis of preparation.

13.	Acquisition-related arrangements
Confidentiality Agreement
Teledyne and e2v entered into a confidentiality agreement dated 23 November 2016 (the “Confidentiality Agreement”) pursuant to which Teledyne has undertaken to keep confidential information relating to, inter alia, the Acquisition and the e2v Group and not to disclose it to third parties, except (i) to its directors, partners, officers, employees, consultants and professional advisers, investment bankers and brokers and potential providers of finance; or (ii) if necessary to comply with any legal or regulatory obligation or the requirements of any governmental, regulatory body, stock or recognised investment exchange or court of competent jurisdiction.
Pursuant to the Confidentiality Agreement, Teledyne has undertaken (save in certain circumstances), for 12 months from the date of the Confidentiality Agreement not, directly or indirectly: (i) other than (a) in the ordinary course of business and unrelated to the Acquisition; or (b) in respect of any customer of e2v who, as at the date of the Confidentiality Agreement was also a customer of Teledyne, to solicit any business from any customer of e2v for the purpose of providing that customer goods or services which were the same or similar to those which e2v had been involved in providing to that customer at any time in the six months prior to the date of the Confidentiality Agreement; (ii) solicit, interfere with or endeavour to entice away from e2v any person who at the date of the Confidentiality Agreement or during the discussions in relation to the Acquisition was a director, partner, officer, employee or consultant of e2v with whom Teledyne or any member of the Teledyne Group or their directors, partners, officers, employees or consultants had come into contact in connection with discussions and negotiations regarding the Acquisition and was a member of the senior management of e2v who held or otherwise had access to trade secrets or other confidential information belonging to e2v; and (iii) knowingly offer to employ, or aid or assist in or procure the employment by any other person of any person, who at the date of the Confidentiality Agreement or during the discussions and negotiations in connection with the Acquisition was such a person.
In addition, Teledyne has agreed to a standstill in relation to the securities of e2v for a period of 12 months from the date of the Confidentiality Agreement that applies other than if a third party makes or announces, pursuant to Rule 2.7 of the Code, a firm intention to make an offer to acquire shares carrying over 50 per cent. of the voting rights in e2v or a possible offer announcement pursuant to the Code is made in respect of any third party stating that such third party may make an offer to acquire shares carrying over 50 per cent. of the voting rights in e2v.
Save as referred to above, the confidentiality obligations shall remain in force from the date of the Confidentiality Agreement until the earlier of (i) two years from the date of the Confidentiality Agreement and (ii) the date of any offer by Teledyne to acquire e2v becomes or is declared unconditional in all respects in accordance with its terms or the court order sanctioning a scheme of arrangement in relation to the Acquisition has been delivered to the Registrar of Companies for registration.
Co-operation Agreement
Each of Teledyne Bidco and e2v entered into a co-operation agreement on 12 December 2016 (the “Co-operation Agreement”) in connection with the Acquisition.
Pursuant to the Co-operation Agreement, each of Teledyne Bidco and e2v have agreed to co-operate with each other, and Teledyne Bidco has agreed to use its reasonable endeavours, to secure the anti-trust and regulatory clearances and authorisations necessary to satisfy certain of the Conditions.
The Co-operation Agreement will terminate if agreed in writing between the parties in certain circumstances; if the e2v Board withdraws, adversely modifies or adversely qualifies its recommendation of the Acquisition; if a competing proposal completes, becomes effective or is declared, or becomes, unconditional; if the Acquisition is withdrawn or lapses in accordance with its terms on or prior to the Long Stop Date (and Teledyne Bidco has not exercised its right to switch to a Takeover Offer); or if the Effective Date has not occurred on or prior to the Long Stop Date.
The Co-operation Agreement records Teledyne Bidco’s and e2v’s intention to implement the Acquisition by way of the Scheme, subject to the ability of Teledyne to proceed by way of a Takeover Offer (with the consent of the Panel).
Common Interest Agreement
US counsels for Teledyne and e2v entered into a common interest agreement dated 8 December 2016 (the "Common Interest Agreement") on behalf of themselves and their respective clients pursuant to which they have agreed to share certain common interest information in connection with pending and potential claims by or against e2v in the United States (the "Litigation") in a manner which protects the legal privilege of that information.
Pursuant to the Common Interest Agreement, Teledyne and e2v may share such common interest information as each of them deems appropriate and consistent with law provided that they are informed by the party receiving the common interest information that the information is confidential. Neither Teledyne nor e2v is under any obligation or duty to share any common interest information and any party receiving it shall use it solely for the purposes of the Litigation.
Should Teledyne receive a legally enforceable request from any person or entity seeking production or discovery of any common interest information provided by e2v to Teledyne, Teledyne shall not produce any common interest information without first permitting e2v the opportunity to protect itself by a motion in an appropriate forum.
Either Teledyne or e2v may withdraw from the Common Interest Agreement at any time upon written notification.
The references to, or publication of, the Common Interest Agreement are not intended to waive the protections afforded information by the attorney-client privilege or the work product doctrine.

14.	Structure of the Acquisition
Scheme

It is intended that the Acquisition will be effected by a Court-sanctioned scheme of arrangement between e2v and the Scheme Shareholders under Part 26 of the Companies Act.
The purpose of the Scheme is to provide for Teledyne Bidco to become the owner of the entire issued and to be issued ordinary share capital of e2v. Under the Scheme, the Acquisition is to be achieved by the:

•
transfer of the Scheme Shares held by Scheme Shareholders to Teledyne Bidco in consideration for which the Scheme Shareholders will receive cash consideration on the basis set out in paragraph 2 (The Acquisition) of this Announcement; and

•
passing of the Resolutions at the General Meeting (including amendments to e2v Articles to ensure that any e2v Shares issued or transferred by the trustee of the e2v EBT between approval of the Scheme at the Court Meeting and the Scheme Record Time will be subject to the Scheme and that any e2v Shares issued or transferred by the trustee of the e2v EBT after the Scheme Record Time will automatically be acquired by Teledyne Bidco).

Approval by Court Meeting and General Meeting
In order to become Effective, the Scheme requires the:

(a)
satisfaction (or, where applicable, waiver) of the Conditions (including that certain anti-trust and regulatory filings are made and, if applicable, approvals are obtained (as further described in paragraphs 2(a) to 2(d) (inclusive) of Appendix I to this Announcement));

(b)
approval of a majority in number of the Scheme Shareholders who vote, representing not less than 75 per cent. in value of the Scheme Shares voted, either in person or by proxy, at the Court Meeting; and

(c)	approval by the requisite majority of the Resolutions at the General Meeting (to be held directly after the Court Meeting) necessary in order to implement the Scheme.
Application to Court to sanction the Scheme
Once the requisite approvals have been obtained at the Court Meeting and the General Meeting and the other Conditions have been satisfied or (where applicable) waived, the Scheme must be sanctioned by the Court at the Court Hearing.
The Scheme will become Effective in accordance with its terms on delivery of the Court Order to the Registrar of Companies. Upon the Scheme becoming Effective, it will be binding on all Scheme Shareholders, irrespective of whether or not they attended and/or voted at the Court Meeting or General Meeting, or whether they voted in favour of, or against, the Scheme.
Full details of the Scheme to be set out in the Scheme Document
The Scheme will be subject to the satisfaction (or, where applicable, waiver) of the Conditions and the full terms and conditions to be set out in the Scheme Document. Further details of the Scheme will be set out in the Scheme Document, including the expected timetable and the action to be taken by Scheme Shareholders.
The Scheme will be governed by the laws of England and Wales. The Scheme will be subject to the applicable requirements of the Code, the Takeover Panel, the London Stock Exchange and the FCA.
If the Scheme does not become Effective on or before the Long Stop Date (or such later date as Teledyne and e2v may, with the consent of the Takeover Panel and, if required, the Court, agree) it will lapse and the Acquisition will not proceed (unless the Takeover Panel otherwise consents).
It is expected that the Scheme Document will be posted to e2v Shareholders, and, for information only, to participants in the e2v Share Schemes, along with the notices of the Court Meeting and the General Meeting and the Forms of Proxy, within 28 days of the date of this Announcement, unless Teledyne and e2v otherwise agree, and the Takeover Panel consents, to a later date.
Conditions to the Acquisition
The Acquisition will be subject to the Conditions and further terms set out in Appendix I to this Announcement and to be set out in the Scheme Document.
The Scheme will be conditional, amongst other things, upon:

(a)
the approval of the Scheme by a majority in number representing not less than 75 per cent. in value of the Scheme Shareholders entitled to vote and present and voting, either in person or by proxy, at the Court Meeting or at any adjournment, postponement or reconvention of such meeting to be held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed between Teledyne Bidco and e2v and the Court may allow);

(b)
the passing of the Resolutions by the requisite majority at the General Meeting or at any adjournment, postponement or reconvention of that meeting to be held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date, if any, as Teledyne Bidco and e2v may agree and the Court may allow);

(c)	the sanction of the Scheme and the delivery of an office copy of the Court Order to the Registrar of Companies; and

(d)	receipt of certain anti-trust and regulatory approvals (as further described in paragraphs 2(a) to 2(d) (inclusive) of Appendix I to this Announcement).
Scheme timetable and further information
A full anticipated timetable will be set out in the Scheme Document which will be posted to e2v Shareholders and, for information only, to participants in the e2v Share Schemes, along with the notices of the Court Meeting and the General Meeting and the Forms of Proxy, within 28 days of the date of this Announcement (unless Teledyne, Teledyne Bidco and e2v otherwise agree, and the Takeover Panel consents, to a later date). Subject to certain restrictions relating to persons resident in Restricted Jurisdictions, the Scheme Document will also be made available on Teledyne’s website at www.teledyne.com and e2v’s website at www.e2v.com.
At this stage, subject to the approval and availability of the Court (which is subject to change), Teledyne Bidco and e2v expect the Scheme to become Effective in the first half of 2017.
Right to switch to a Takeover Offer
Teledyne Bidco reserves the right to elect, with the consent of the Takeover Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of e2v as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms or, if Teledyne Bidco so decides (with the consent of the Takeover Panel), on such other terms being no less favourable (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in paragraph 5 of Part B of Appendix I to this Announcement.

15.	De-listing and re-registration
Prior to the Scheme becoming Effective, e2v shall make an application, which shall be conditional on the Scheme becoming Effective, for the cancellation of the listing of the e2v Shares on the Official List and for the cancellation of trading of the e2v Shares on the London Stock Exchange’s Main Market for listed securities, in each case, to take effect from or shortly after the Effective Date. The last day of dealings in e2v Shares on the Main Market of the London Stock Exchange is expected to be the Business Day immediately prior to the Effective Date and no transfers shall be registered after 6.00 p.m. on that date.
On the Effective Date, share certificates in respect of e2v Shares shall cease to be valid and entitlements to e2v Shares held within the CREST system shall be cancelled.
As soon as practicable after the Effective Date and after the cancellation of the listing of the e2v Shares on the Official List and the cancellation of the admission to trading of the e2v Shares on the London Stock Exchange’s Main Market for listed securities, it is intended that e2v will be re-registered as a private limited company under the relevant provisions of the Companies Act.

16.	Dividends
e2v Shareholders who were on the register of members of e2v as at close of business on 18 November 2016 will be entitled to receive and retain an interim dividend of 1.7 pence per e2v Share, which dividend will be paid on 20 December 2016 (the “Dividend”), without any reduction of the Acquisition Price payable under the Acquisition.
Other than in respect of the Dividend, if after the date of this Announcement but prior to the Effective Date any dividend or other distribution is declared, paid or made or becomes payable by e2v, Teledyne Bidco reserves the right to reduce the consideration payable under the terms of the Acquisition by the aggregate amount of such dividend or distribution and, accordingly, to reduce the Acquisition Price although, in such circumstances, e2v Shareholders would be entitled to retain any such dividend or distribution declared, made or paid.

17.	Disclosure of interests in e2v
As at the close of business on 9 December 2016, being the last Business Day prior to the date of this Announcement, save for the irrevocable undertakings referred to in paragraph 6 (Irrevocable undertakings and letters of intent) above, none of Teledyne,

Teledyne Bidco nor any Teledyne Director or Teledyne Bidco Director nor, so far as Teledyne Bidco is aware, any person acting, or deemed to be acting, in concert with Teledyne Bidco:

a)	had an interest in, or right to subscribe for, relevant securities of e2v;

b)
had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of e2v;

c)	had procured an irrevocable commitment or letter of intent to accept the terms of the Acquisition in respect of relevant securities of e2v; or

d)	had borrowed or lent any e2v Shares.
Furthermore, save for the irrevocable undertakings described in paragraph 6 (Irrevocable undertakings and letters of intent) and the confidentiality agreement described in paragraph 13 (Acquisition-related arrangements), no arrangement exists between Teledyne Bidco or e2v or a person acting in concert with Teledyne Bidco or e2v in relation to e2v Shares. For these purposes, an “arrangement” includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to e2v Shares which may be an inducement to deal or refrain from dealing in such securities.

18.	General
The Acquisition will be subject to the Conditions and other terms set out in this Announcement and to the full terms and conditions which will be set out in the Scheme Document. Appendix I to this Announcement contains a summary of the principal terms and conditions. It is expected that the Scheme Document will be posted to e2v Shareholders, and, for information only, to participants in the e2v Share Schemes, along with the notices of the Court Meeting and the General Meeting and the Forms of Proxy, within 28 days of the date of this Announcement, unless Teledyne Bidco and e2v otherwise agree, and the Takeover Panel consents, to a later date.
In deciding whether or not to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting, e2v Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.
Citi, Investec and Rothschild have each given and not withdrawn their consent to the publication of this Announcement with the inclusion herein of the references to their names in the form and context in which they appear.
Appendix II contains details of sources of information and bases of calculation contained in this Announcement. Appendix III contains certain details relating to the irrevocable undertakings referred to in this Announcement. Appendix IV contains details of the e2v Profit Forecast. Appendix V contains definitions of certain terms used in this Announcement.

19.	Documents on display
Copies of this Announcement and the following documents will, by no later than 12 noon on the Business Day following the date of this Announcement, be made available on Teledyne’s website at www.teledyne.com and e2v’s website at www.e2v.com until the end of the Offer Period:

•	the Confidentiality Agreement;

•	the Co-operation Agreement;

•	the Common Interest Agreement;

•	documents relating to the financing of the Acquisition referred to in paragraph 10 (Financing) above; and

•	the irrevocable undertakings and the letters of intent referred to in paragraph 6 (Irrevocable undertakings and letters of intent) above and described in Appendix III to this Announcement.

Enquiries:
Teledyne Technologies Incorporated/Rhombi Holdings Limited
Jason VanWees    Tel: +1 (805) 373 4542
Citigroup Global Markets Limited (Financial adviser and broker to Teledyne and Teledyne Bidco)
Wes Walraven    Tel: +44 (0) 207 986 4000
Jan Skarbek
Luke Spells
Christopher Wren (Corporate Broking)
e2v technologies
Neil Johnson, Chairman    Tel: +44 (0) 1245 493 493
Steve Blair, Group CEO

Investec Bank plc (Rule 3 adviser and corporate broker to e2v)

Christopher Baird    Tel: +44 (0) 207 597 4000
James Rudd

Rothschild (Rule 3 adviser to e2v)

Ravi Gupta    Tel: +44 (0) 207 280 5000
John Byrne

FTI consulting (Public relations adviser to e2v)
Richard Mountain    Tel: +44 (0) 20 3727 1340
Suzanne Yule

Citigroup Global Markets Limited (“Citi”), which is authorised by the Prudential Regulatory Authority (“PRA”) and regulated in the United Kingdom by the Financial Conduct Authority (“FCA”) and the PRA, is acting exclusively for Teledyne and Teledyne Bidco and for no one else in connection with the Acquisition and the matters set out in this Announcement and will not be responsible to anyone other than Teledyne and Teledyne Bidco for providing the protections afforded to clients of Citi nor for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement. Neither Citi nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, tort or, under statute or otherwise) to any person who is not a client of Citi in connection with this announcement, any statement contained herein, the Acquisition or otherwise.
Investec Bank plc (“Investec”), which is authorised by the PRA and regulated in the United Kingdom by the FCA and the PRA, is acting exclusively for e2v and for no one else in connection with the matters set out in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than e2v for providing the protections afforded to clients of Investec nor for providing advice in relation to the Acquisition or any other matter or arrangement referred to in this Announcement.
N.  M.  Rothschild & Sons Limited (“Rothschild”), which is authorised and regulated in the United Kingdom by the FCA, is acting exclusively as financial adviser to e2v and no one else in connection with the matters referred to in this Announcement and will not regard any other person as its client in relation to the matters referred to in this Announcement and will not be responsible to anyone other than e2v for providing the protections afforded to clients of Rothschild nor for providing advice in relation to the matters referred to in this Announcement.
This Announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer to sell or subscribe for or any invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Acquisition or otherwise. The Acquisition will be made solely through the Scheme Document and the accompanying Forms of Proxy, which will contain the full terms and conditions of the Acquisition and the Scheme, including details of how to vote in respect of the Acquisition and the Scheme. Any approval, decision or other response to the Acquisition and/or the Scheme should be made only on the basis of the information in the Scheme Document. Scheme Shareholders are strongly advised to read the formal documentation in relation to the Acquisition and the Scheme once it has been dispatched.

This Announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this Announcement had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.
The statements contained in this Announcement are made as at the date of this Announcement, unless some other time is specified in relation to them, and service of this Announcement shall not give rise to any implication that there has been no change in the facts set out in this Announcement since such date.
Overseas shareholders
The laws of certain jurisdictions may affect the availability of the Acquisition to persons who are not resident in the United Kingdom. Persons who are not resident in the United Kingdom, or who are subject to laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe, any applicable requirements. Any person (including, without limitation, a nominee, trustee or custodian) who would, or otherwise intends to, forward this Announcement, the Scheme Document or any accompanying document to any jurisdiction outside the United Kingdom should refrain from doing so and seek appropriate professional advice before taking any action. In particular, the ability of persons who are not resident in the United Kingdom to vote their e2v Shares at the Court Meeting and/or the General Meeting, or to execute and deliver Forms of Proxy appointing another to vote their e2v Shares in respect of the Court Meeting and/or the General Meeting on their behalf, may be affected by the laws of the relevant jurisdiction in which they are located.
Any failure to comply with applicable legal or regulatory requirements may constitute a violation of the laws and/or regulations of any such jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility and liability for the violation of such restrictions by any person.
The Acquisition will not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, telephonic or electronic) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of, a Restricted Jurisdiction, and no person may vote in favour of the Acquisition by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, copies of this Announcement and formal documentation relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded or distributed in, into or from a Restricted Jurisdiction and persons receiving this Announcement (including custodians, nominees and trustees) must not distribute or send it in, into or from a Restricted Jurisdiction. In the event that the Acquisition is implemented by way of a Takeover Offer and extended into the US, Teledyne Bidco will do so in satisfaction of the procedural and filing requirements of the US securities laws at that time, to the extent applicable thereto. The Acquisition relates to the shares of an English company and it is proposed to be made by means of a scheme of arrangement provided for under the laws of England and Wales. The Scheme will relate to the shares of an English company that is a “foreign private issuer” as defined under Rule 3b-4 under the US Exchange Act. A transaction effected by means of a scheme of arrangement is not subject to the shareholder vote, proxy solicitation and tender offer rules under the US Exchange Act. Accordingly, the Scheme will be subject to the disclosure requirements and practices applicable in the UK to schemes of arrangement, which differ from the disclosure requirements and practices of US shareholder vote, proxy solicitation and tender offer rules. Financial information included in the relevant documentation will have been prepared in accordance with accounting standards applicable in the UK and may not be comparable to the financial statements of US companies. However, if Teledyne Bidco were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer will be made in compliance with all applicable laws and regulations, including Section 14(e) of the US Exchange Act and Regulation 14E thereunder. Such Takeover Offer would be made in the US by Teledyne Bidco and no one else. In addition to any such Takeover Offer, Teledyne Bidco, certain affiliated companies and their nominees or brokers (acting as agents) may make certain purchases of, or arrangements to purchase, shares in e2v outside such Takeover Offer during the period in which such Takeover Offer would remain open for acceptance. If such purchases or arrangements to purchase are made, they would be made outside the United States in compliance with applicable law, including the US Exchange Act.
Forward-looking statements
This Announcement may contain certain “forward-looking statements” with respect to Teledyne Bidco, Teledyne, the Teledyne Group, e2v and/or the e2v Group. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “will”, “may”, “should”, “would”, “could” or other words or terms of similar meaning or the negative thereof. Forward-looking statements include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of the Teledyne Group or the e2v Group and potential synergies resulting from the Acquisition; and (iii) the expected timing and scope of the Acquisition.
These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or developments to differ materially from those expressed in, or implied by, such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding present and future strategies and environments. You are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. All subsequent oral or written forward-looking statements attributable to Teledyne Bidco, Teledyne, the Teledyne Group, e2v and/or the e2v Group or any person acting on their behalf (respectively) are expressly qualified in their entirety by the cautionary statement above. Should one or more of these risks or uncertainties materialise, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this Announcement. Teledyne Bidco, Teledyne, the Teledyne Group, e2v and/or the e2v Group assume no obligation to update publicly or revise forward-looking or other statements contained in this Announcement, whether as a result of new information, future events or otherwise, except to the extent legally required.
No profit forecasts or estimates
Other than in respect of the e2v Profit Forecast, no statement in this Announcement is intended as a profit forecast or profit estimate for any period and no statement in this Announcement should be interpreted to mean that earnings or earnings per ordinary share for Teledyne or e2v, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share of common stock for Teledyne or per ordinary share of e2v, as appropriate.
Right to switch to a Takeover Offer
Teledyne Bidco reserves the right to elect, with the consent of the Takeover Panel, to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued ordinary share capital of e2v as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms or, if Teledyne Bidco so decides (with the consent of the Takeover Panel), on such other terms being no less favourable (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendment referred to in Appendix I to this Announcement.
Publication on website and availability of hard copies
In accordance with Rule 26.1 of the Code, a copy of this Announcement will be made available (subject to certain restrictions relating to persons resident in Restricted Jurisdictions), free of charge, on Teledyne’s website at www.teledyne.com and e2v’s website at www.e2v.com by no later than 12:00 noon on the Business Day following this Announcement. Neither the contents of these websites nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this Announcement.
In accordance with Rule 30.3 of the Code, a person so entitled may request a hard copy of this Announcement, free of charge, by contacting Citi on +44 (0) 207 986 4000, Investec on +44 (0) 207 597 4000 or Rothschild on +44 (0)207 280 5000. For persons who receive a copy of this Announcement in electronic form or via a website notification, a hard copy of this Announcement will not be sent unless so requested. In accordance with Rule 30.3 of the Code, a person so entitled may also request that all future documents, announcements and information to be sent to them in relation to the Acquisition should be in hard copy form.
Information relating to e2v Shareholders
Please be aware that addresses, electronic addresses and certain information provided by e2v Shareholders, persons with information rights and other relevant persons for the receipt of communications from e2v may be provided to Teledyne Bidco during the Offer Period as required under Section 4 of Appendix 4 of the Code to comply with Rule 2.11(c) of the Code.
Rounding
Certain figures included in this Announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.
Disclosure requirements of the Code
Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm on the 10th Business Day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm on the 10th Business Day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of: (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm on the Business Day following the date of the relevant dealing.
If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.
Opening Position Disclosures must also be made by the offeree company and by any offeror, and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).
Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Takeover Panel’s website at www.thetakeover panel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Takeover Panel’s Market Surveillance Unit on +44 (0) 20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.
Rule 2.9 disclosure
In accordance with Rule 2.9 of the Code, e2v confirms that, as at the close of business on 9 December 2016, being the last Business Day prior to the date of this Announcement, it had 218,875,320 ordinary shares of 5 pence each in issue and admitted to trading on the Main Market for listed securities of the London Stock Exchange (excluding any ordinary shares held in treasury) under ISIN reference GB00B01DW905.

APPENDIX I
CONDITIONS AND CERTAIN FURTHER TERMS OF THE ACQUISITION
Part A: Conditions to the Scheme and the Acquisition
The Acquisition is conditional upon the Scheme becoming unconditional and Effective, subject to the Code, by not later than the Long Stop Date or such later date (if any) as Teledyne Bidco and e2v may agree and (if required) the Court and Takeover Panel allow.

1.	The Scheme shall be subject to the following conditions:

1.1
(i) its approval by a majority in number of the Scheme Shareholders who are on the register of members of e2v at the Voting Record Time and who are present and vote, whether in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court (or at any adjournment thereof)) and who represent 75 per cent. or more in value of the e2v Shares voted by those e2v Shareholders; and (ii) such Court Meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document (or such later date, if any, as Teledyne Bidco and e2v may agree and the Court may allow);

1.2
(i) the passing of the Resolutions by the requisite majority at the General Meeting; and (ii) such General Meeting being held on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date, if any, as Teledyne Bidco and e2v may agree and the Court may allow);

1.3	the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Teledyne Bidco and e2v) at the Court Hearing; and

1.4	delivery of a copy of the Court Order to the Registrar of Companies for registration.

2.
In addition, subject as stated in Part B below and to the requirements of the Takeover Panel, the Acquisition shall be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme Effective will only be taken on the satisfaction or, where applicable, waiver, of the following Conditions:

Antitrust and regulatory
United States

(a)
in so far as the Acquisition is required to be notified under the US merger control regime, all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended) and the rules and regulations made thereunder having expired, lapsed or been terminated as appropriate in each case in respect of the Acquisition;

(b)
in so far as the Acquisition is required to be notified to the DDTC pursuant to section 122.4(b) of ITAR, all necessary notifications and filings having been made and all applicable waiting or notification periods having expired, lapsed or been terminated or waived as appropriate in each case in respect of the Acquisition without the DDTC having revoked any ITAR registration held by any member of the e2v Group or having imposed any conditions on any such registration which are not reasonably satisfactory to Teledyne Bidco;

Germany

(c)
in so far as the Acquisition is required to be notified under the German merger control regime, the German Bundeskartellamt deciding that the prohibition criteria in German Act against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen) are not satisfied, or being deemed to have made such a decision;

France
(d)

(i)
in so far as the Acquisition is required to be notified to the MINEFI: (a) the approval of the MINEFI (either express or implied due to the effluxion of the relevant time period for a response from the MINEFI) having been obtained, either unconditionally or subject to such conditions as may be reasonably satisfactory to Teledyne Bidco, in respect of the Acquisition in so far as it relates to a foreign investment in a sensitive activity as defined under Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code; or (b) notification from the MINEFI having been received that its approval pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code was not required in respect of the Acquisition; and

(ii)
in so far as the Acquisition is required to be notified to the French Ministry of Defence under the French Code of Defence, confirmation having been received from the French Ministry of Defence that any permission to manufacture and/or sell relevant products held by any member of the e2v Group will not be withdrawn, or that it will not impose any conditions on any such permission which are not reasonably satisfactory to Teledyne Bidco, in each case as a consequence of the Acquisition;

General antitrust and regulatory

(e)
no Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and, in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to:

(i)
require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Wider Teledyne Group or by any member of the Wider e2v Group of all or any material part of their respective businesses, assets or property or impose any material limitation on the ability of all or any of them to conduct their respective businesses (or any part thereof) or to own, control or manage any of their respective assets or properties (or any part thereof);

(ii)
except pursuant to Chapter 3 of Part 28 of the Companies Act in the event that Teledyne Bidco elects to implement the Acquisition by way of a Takeover Offer, require any member of the Wider Teledyne Group or the Wider e2v Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Wider e2v Group or any material asset owned by any Third Party (other than in connection with the implementation of the Acquisition);

(iii)
impose any material limitation on, or result in a material delay in, the ability of any member of the Wider Teledyne Group, directly or indirectly, to acquire, hold or exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or other securities (or the equivalent) in e2v or on the ability of any member of the Wider e2v Group or any member of the Wider Teledyne Group, directly or indirectly, to hold or exercise effectively all or any rights of ownership in respect of shares or loans or any other securities (or the equivalent) in, or to exercise voting or management control over, any other member of the Wider e2v Group;

(iv)
make the Acquisition, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, e2v by any member of the Wider Teledyne Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly, prevent or prohibit, restrict, restrain or delay or otherwise materially interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise materially challenge, impede, interfere or require material amendment to the terms of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, e2v by any member of the Wider Teledyne Group;

(v)
impose any material limitation on, or result in material delay in, the ability of any member of the Wider Teledyne Group or any member of the Wider e2v Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Wider Teledyne Group and/or the Wider e2v Group;

(vi)
result in any member of the Wider e2v Group or any member of the Wider Teledyne Group ceasing to be able to carry on business under any name under which it currently does so in any jurisdiction (the consequences of which are material in the context of either the Wider Teledyne Group or the Wider e2v Group, taken as a whole); or

(vii)	otherwise materially adversely affect all or any of the business, assets, liabilities or profits, of any member of the Wider e2v Group or any member of the Wider Teledyne Group, and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could decide to take, institute or implement any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any relevant jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any e2v Shares or other securities in, or control or management of, e2v or otherwise intervene having expired, lapsed or been terminated;
Other regulatory approvals

(f)
each Governmental Entity, which regulates or licenses any member of the Wider e2v Group or any other body corporate in which any member of the Wider e2v Group has an interest in shares, and whose prior approval, consent or non-objection to any change in control, or acquisition of (or increase in) control in respect of that or any other member of the Wider e2v Group is required, or any Governmental Entity, whose prior approval, consent or non-objection of the Acquisition is otherwise required, or from whom one or more material licences or permissions are required in order to complete the Acquisition, having given its approval, non-objection or legitimate deemed consent or consent in writing thereto and, as the case may be, having granted such licences and permissions (in each case where required and on terms satisfactory to Teledyne Bidco);

Notifications, waiting periods and authorisations

(g)
all notifications, filings or applications which are necessary or considered appropriate by Teledyne Bidco having been made in connection with the Acquisition and all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated or waived (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with, in each case, in respect of the Scheme and the Acquisition and all Authorisations required by applicable law or deemed reasonably necessary or appropriate by Teledyne Bidco in any jurisdiction for, or in respect of, the Acquisition and, except pursuant to Chapter 3 of Part 29 of the Companies Act, the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, e2v or any other member of the Wider e2v Group by any member of the Wider Teledyne Group having been obtained in terms and in a form satisfactory to Teledyne Bidco from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Wider e2v Group or the Wider Teledyne Group has entered into material contractual arrangements and all such Authorisations required by applicable law to carry on the business of any member of the Wider e2v Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Acquisition becomes otherwise Effective or wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations;

e2v Shareholder resolution

(h)
no resolution of e2v Shareholders in relation to any acquisition or disposal of material assets or shares (or the equivalent thereof) in any undertaking or undertakings (or in relation to any merger, demerger, consolidation, reconstruction, amalgamation or scheme) being passed at a meeting of e2v Shareholders other than in relation to the Acquisition or the Scheme and, other than with the consent or the agreement of Teledyne Bidco, no member of the Wider e2v Group having taken (or agreed or proposed to take) any action that requires, or would require, the consent of the Takeover Panel or the approval of e2v Shareholders in accordance with, or as contemplated by, Rule 21.1 of the Code;

Certain matters arising as a result of any arrangement, agreement, etc.

(i)
except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Wider e2v Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or subject, which, as a consequence of the Acquisition or the acquisition or the proposed acquisition by any member of the Wider Teledyne Group of any shares or other securities (or the equivalent) in e2v would or might reasonably be expected to result in (in each case to an extent or in a manner which is material in the context of the Wider e2v Group, taken as a whole):

(i)
any monies borrowed by, or any other indebtedness or liabilities, actual or contingent, of, or any grant available to, any such member being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
the creation, save in the ordinary and usual course of business, or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of such member or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(iii)
any such arrangement, agreement, lease, licence, franchise, permit or other instrument or the rights, liabilities, obligations or interests of any such member in or with any other person (or any arrangement or arrangements relating to any such interests or business) being adversely modified or adversely affected or any obligation or liability arising or any adverse action being, or becoming capable of being terminated taken or arising thereunder;

(iv)	any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers;

(v)
the rights, liabilities, obligations, interests or business of any such member or any member of the Wider e2v Group under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any such member or any member of the Wider e2v Group in or with any other person or body or firm or company (or any arrangement relating to any such interests or business) being or becoming capable of being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(vi)	any such member ceasing to be able to carry on business under any name under which it presently carries on business;

(vii)	the value of, or the financial or trading position or prospects of, any such member being prejudiced or adversely affected; or

(viii)	the creation or acceleration of any liability (actual or contingent) by any such member other than trade creditors or other liabilities incurred in the ordinary course of business, and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Wider e2v Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would or might result in any of the events or circumstances as are referred to in Conditions 2(i)(i) to (viii) above (in each case, to an extent or in a manner which is material in the context of the Wider e2v Group, taken as a whole);
Certain events occurring since 31 March 2016

(j)	except as Disclosed, no member of the Wider e2v Group having since 31 March 2016:

(i)
issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of e2v Shares out of treasury (except, where relevant, as between e2v and wholly-owned subsidiaries of e2v or between the wholly-owned subsidiaries of e2v and except for the issue or transfer out of treasury of e2v Shares or the exercise of employee share options or vesting of employee share awards in the ordinary course under the e2v Share Schemes);

(ii)
recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of e2v to e2v or any of its wholly-owned subsidiaries and the Dividend;

(iii)
other than pursuant to the Acquisition (and except for transactions between e2v and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of e2v and transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings in any such case to an extent which is material in the context of the Wider e2v Group, taken as a whole;

(iv)
except for transactions between e2v and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of e2v or in respect of transactions in the ordinary course of business, disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised, proposed or announced any intention to do so;

(v)
except for transactions between e2v and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of e2v or in respect of transactions in the ordinary course of business, issued, authorised or proposed or announced an intention to authorise or propose the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or incurred or increased any indebtedness which, in any such case, is material in the context of the Wider e2v Group, taken as a whole;

(vi)
entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) except in the ordinary course of business which is of a long term, unusual or onerous nature or magnitude or which involves or could involve an obligation of a material nature or magnitude which is reasonably likely to be restrictive on the business of any member of the Wider e2v Group and which, taken together with any other such contract, arrangement, agreement, transaction or commitment is material in the context of the Wider e2v Group, taken as a whole;

(vii)
entered into or varied to a material extent the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of any contract, service agreement, commitment or arrangement with any director or, except for salary increases, bonuses or variations of terms in the ordinary course of business and pursuant to existing contractual obligations as Disclosed, senior executive of any member of the Wider e2v Group;

(viii)
otherwise than in the ordinary course of business and as have been Disclosed, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Wider e2v Group;

(ix)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of matters mentioned in sub-paragraph (i) above, made any other change to any part of its share capital;

(x)	waived, compromised or settled any claim where such waiver, settlement or compromise would have a material adverse effect on the financial position of the Wider e2v Group, taken as a whole;

(xi)
terminated or varied the terms of any agreement or arrangement between any member of the Wider e2v Group and any other person in a manner which would or might have a material adverse effect on the financial position of the Wider e2v Group, taken as a whole;

(xii)
made any alteration to its memorandum, articles of association or other incorporation documents or any alteration to the memorandum, articles of association or other incorporation documents of any other member of the Wider e2v Group;

(xiii)	except for changes made or agreed to as a result of, or arising from, changes to legislation, made or agreed or consented to any significant change to:

(A)	the terms of the trust deeds and rules constituting the pension scheme(s) established by any member of the Wider e2v Group for its directors, employees or their dependants;

(B)	the contributions payable to any such scheme(s) or to the benefits which accrue, or to the pensions which are payable, thereunder;

(C)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(D)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued, made, agreed or consented to, to an extent which is in any such case material in the context of the Wider e2v Group, taken as a whole;

(xiv)
been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business which is material in the context of the Wider e2v Group, taken as a whole;

(xv)
(other than in respect of a member of the Wider e2v Group which is dormant and was solvent at the relevant time) taken or proposed any steps, corporate action or had any legal proceedings instituted or threatened against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed;

(xvi)
(except for transactions between e2v and its wholly-owned subsidiaries or between the wholly-owned subsidiaries of e2v in the ordinary course of business) made, authorised, proposed or announced an intention to propose any change in its loan capital;

(xvii)
entered into, implemented or authorised the entry into, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities, which, in any such case, is material in the context of the Wider e2v Group, taken as a whole; or

(xviii)
entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to, or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition (j);

No adverse change, litigation, regulatory enquiry or similar

(k)	except as Disclosed, since 31 March 2016, there having been:

(i)
no adverse change or deterioration having occurred, and no circumstance having arisen which would or might reasonably be expected to result in any adverse change or deterioration in, the business, assets, liabilities, shareholders’ equity, financial or trading position or profits, or operational performance of any member of the Wider e2v Group which is material in the context of the Wider e2v Group, taken as a whole;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings (including, without limitation, with respect to intellectual property rights owned or used by the Wider e2v Group) to which any member of the Wider e2v Group is or may become a party (whether as a claimant, defendant or otherwise) having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of, any member of the Wider e2v Group, in each case which would or might reasonably be expected to have a material adverse effect on the Wider e2v Group, taken as a whole;

(iii)
no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Wider e2v Group having been threatened, announced, implemented or instituted or remaining outstanding by, against or in respect of any member of the Wider e2v Group, in each case, which would or might reasonably be expected to have a material adverse effect on the Wider e2v Group, taken as a whole;

(iv)
no contingent or other liability having arisen or become apparent to Teledyne Bidco or increased other than in the ordinary course of business which would or might reasonably be expected to affect adversely the business, assets, financial or trading position or profits or prospects of any member of the Wider e2v Group to an extent which is material in the context of the Wider e2v Group, taken as a whole; and

(v)
no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Wider e2v Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which would or might reasonably be expected to have a material adverse effect on the Wider e2v Group, taken as a whole; or

No discovery of certain matters regarding information and liabilities, corruption and intellectual property

(l)	except as Disclosed, Teledyne Bidco not having discovered that:

(i)
any financial, business or other information concerning the Wider e2v Group announced publicly prior to the date of this Announcement or disclosed to any member of the Wider Teledyne Group by or on behalf of any member of the Wider e2v Group prior to the date of this Announcement is materially misleading, contains a material misrepresentation of any fact, or omits to state a fact necessary to make that information not misleading, in any such case to an extent which is material in the context of the Wider e2v Group, taken as a whole;

(ii)
any past or present member of the Wider e2v Group has not complied in any material respect with all applicable legislation, regulations of any jurisdiction or any Authorisations relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human or animal health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any material liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Wider e2v Group which, in any case, is material in the context of the Wider e2v Group, taken as a whole;

(iii)
there has been a material disposal, discharge, spillage, accumulation, release, leak, emission or the migration, production, supply, treatment, storage, transport or use of any waste or hazardous substance or any substance likely to impair the environment (including any property) or harm human or animal health which (whether or not giving rise to non-compliance with any law or regulation), would be likely to give rise to any material liability (whether actual or contingent) on the part of any member of the Wider e2v Group which, in any case, is material in the context of the Wider e2v Group, taken as a whole;

(iv)
there is, or is reasonably likely to be, any material obligation or liability (whether actual or contingent) or requirement to make good, remediate, repair, reinstate or clean up any property or asset currently or previously owned, occupied, operated or made use of or controlled by any past or present member of the Wider e2v Group (or on its behalf), or in which any such member may have, or previously have had or be deemed to have had, an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto, which, in any case, is material in the context of the Wider e2v Group, taken as a whole;

(v)
circumstances exist (whether as a result of the making of the Acquisition or otherwise) which would be reasonably likely to lead to any Third Party instituting (or whereby any member of the Wider e2v Group would be likely to be required to institute) an environmental, audit or take any steps which would, in any such case, be reasonably likely to result in any actual or contingent liability to improve or install new plant or equipment or to make good, repair, reinstate or clean up any property of any description or any asset now or previously owned, occupied or made use of by any past or present member of the Wider e2v Group (or on its behalf) or by any person for which a member of the Wider e2v Group is or has been responsible, or in which any such member may have, or previously have had or be deemed to have had, an interest, which, in any case, is material in the context of the Wider e2v Group, taken as a whole;

(vi)
any member of the Wider e2v Group is subject to any liability, actual or contingent and which has arisen otherwise than in the ordinary course of business, which is not disclosed in the annual report and accounts of e2v for the period ended 31 March 2016 and which is material in the context of the Wider e2v Group, taken as a whole;

(vii)
circumstances exist whereby a person has, or class of persons have, or is reasonably likely to have, any legitimate claim or claims against any member of the Wider e2v Group in respect of any product or process, or materials used therein, now or previously manufactured, sold, supplied or carried out by any past or present member of the Wider e2v Group, which, in each case, is material in the context of the Wider e2v Group, taken as a whole;

(viii)
any member of the Wider e2v Group or any person that performs or has performed services for or on behalf of any such member is or has engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the Foreign and Corrupt Practices Act 1977 (as amended) or any other applicable anti-corruption legislation;

(ix)
any past or present member of the Wider e2v Group has engaged in any activity or business with, or made any investments in, or made any payments to any government, entity or individual covered by any of the economic sanctions administered by the United States or the European Union or the United States Office of Foreign Assets Control or any other governments or supranational body or authority in any jurisdiction;

(x)	any asset of any member of the Wider e2v Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition);

(xi)
no circumstance having arisen or event having occurred in relation to any intellectual property owned or used by any member of the Wider e2v Group, which would have a material adverse effect on the Wider e2v Group, taken as a whole, including:

(A)	any member of the Wider e2v Group losing its title to any of its intellectual property, or any intellectual property owned by the Wider e2v Group being revoked, cancelled or declared invalid;

(B)	any claim being asserted or threatened by any person challenging the ownership of any member of the Wider e2v Group to, or the validity or effectiveness of, any of its intellectual property; or

(C)	any agreement regarding the use of any intellectual property licensed to or by any member of the Wider e2v Group being terminated or varied.
Part B: Certain further terms of the Acquisition

1.	Subject to the requirements of the Takeover Panel and the Code, Teledyne Bidco reserves the right in its sole discretion to waive (if capable of waiver), in whole or part:

(i)
any of the Conditions set out in the above Condition 1 of Part A relating to the timing of the Court Meeting and the General Meeting. If any of the deadlines for those events are not met, Teledyne Bidco shall make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked or waived the relevant Condition or agreed with e2v to extend the deadline in relation to the relevant Condition; and

(ii)	in whole or in part, all or any of the above Conditions 2(b) and 2(d) to 2(l) of Part A (inclusive). Conditions 2(a) and 2(c) cannot be waived.

2.
Conditions 2(a) and 2(c) of Part A (inclusive) must be fulfilled by, and Conditions 2(b) and 2(d) to 2(l) of Part A (inclusive) must be fulfilled or waived by no later than 11:59 p.m. on the date immediately preceding the date of the Court Hearing, failing which the Scheme will lapse or, if the Acquisition is implemented by way of a Takeover Offer, no later than as permitted by the Takeover Panel. Teledyne Bidco shall be under no obligation to waive or treat as satisfied any of the Conditions by a date earlier than the latest date specified above for the fulfilment or, where applicable, waiver thereof, notwithstanding that any such Condition or the other Conditions of the Scheme and the Acquisition may at such earlier date have been, where applicable, waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

3.
Under Rule 13.5 of the Code, Teledyne Bidco may not invoke a Condition so as to cause the Scheme not to proceed, or to lapse, or so as to cause any Takeover Offer to lapse or be withdrawn, unless the circumstances which give rise to the right to invoke the Condition are of material significance to Teledyne Bidco in the context of the Acquisition. Condition 1 of Part A (and, if applicable, any acceptance condition adopted on the basis specified in paragraph 5 below in relation to any Takeover Offer) and paragraph 6 below are not subject to this provision of the Code.

4.
If Teledyne Bidco is required by the Takeover Panel to make an offer for e2v Shares under the provisions of Rule 9 of the Code, Teledyne Bidco may make such alterations to the Conditions and further terms of the Acquisition as are necessary to comply with the provisions of that Rule.

5.
Teledyne Bidco reserves the right to elect (with the consent of the Takeover Panel) to implement the Acquisition by making, directly or indirectly through a subsidiary or nominee of Teledyne, a Takeover Offer as an alternative to the Scheme. In such event, the Takeover Offer will be implemented on the same terms or, if Teledyne Bidco so decides (with the consent of the Takeover Panel), on such other terms being no less favourable, subject to appropriate amendments, as far as applicable, as those which would apply to the Scheme. The acceptance condition would be set at 90 per cent. of the shares to which such Takeover Offer relates (or such lesser percentage, being more than 50 per cent., as Teledyne Bidco may decide with the consent of the Takeover Panel). Further, if sufficient acceptances of the Takeover Offer are received and/or sufficient e2v Shares are otherwise acquired, it is the intention of Teledyne Bidco to apply the provisions of the Companies Act to compulsorily acquire any outstanding e2v Shares to which such Takeover Offer relates.

6.	The Acquisition will lapse (unless otherwise agreed with the Takeover Panel) if:

(i)
in so far as the Acquisition or any matter arising from or relating to the Scheme or Acquisition constitutes a concentration with a Community dimension within the scope of the Regulation, the European Commission either initiates proceedings under Article 6(1)(c) of the Regulation or makes a referral to a competent authority of the United Kingdom under Article 9(1) of the Regulation and there is then a CMA Phase 2 Reference; or

(ii)
in so far as the Acquisition or any matter arising from the Scheme or Acquisition does not constitute a concentration with a Community dimension within the scope of the Regulation, the Scheme or Acquisition or any matter arising from or relating to the Acquisition becomes subject to a CMA Phase 2 Reference, in each case, before the date of the Court Meeting.

7.
Teledyne Bidco reserves the right, with the prior consent of (i) the Takeover Panel; and (ii) e2v (such consent not to be unreasonably withheld), for any other member of the Teledyne Group from time to time to implement the Acquisition.

8.
The e2v Shares shall be acquired by Teledyne Bidco with full title guarantee, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and any other third party rights and interests whatsoever and together with all rights existing at the date of this Announcement or thereafter attaching thereto, including (without limitation) the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement, other than the Dividend.

9.
If after the date of this Announcement but prior to the Effective Date any dividend or other distribution (other than the Dividend) is declared, paid or made or becomes payable by e2v, Teledyne Bidco reserves the right (without prejudice to any right of Teledyne Bidco, with the consent of the Takeover Panel, to invoke Condition 2(j)(ii) above) to reduce the consideration payable under the terms of the Acquisition by the aggregate amount of such dividend or distribution and, accordingly, to reduce the Acquisition Price although, in such circumstances, e2v Shareholders would be entitled to retain any such dividend or distribution declared, made or paid. Furthermore, Teledyne Bidco reserves the right to reduce the consideration payable under the Acquisition in respect of an e2v Share in such circumstances as are, and by such amount as is, permitted by the Takeover Panel.

If any such dividend or distribution (other than the Dividend) occurs, any reference in this Announcement to the consideration payable or the Acquisition Price shall be deemed to be a reference to the consideration or Acquisition Price as so reduced. If such reduction occurs, notwithstanding the terms on which the e2v Shares are expressed to be acquired by Teledyne Bidco pursuant to the Acquisition in Appendix I, the e2v Shares shall be acquired by or on behalf of Teledyne Bidco pursuant to the Acquisition together with all rights now and hereafter attaching to such e2v Shares including, without limitation, voting rights and the right to receive and retain, in full, all dividends and other distributions (if any) declared, made or paid or any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) made on or after the date of this Announcement, other than the Dividend.
To the extent that such a dividend or distribution (other than the Dividend) has been declared, paid, made or is payable and it is: (i) transferred pursuant to the Acquisition on a basis which entitles Teledyne Bidco to receive the dividend or distribution and to retain it; or (ii) cancelled, the Acquisition Price will not be subject to change in accordance with this paragraph.
Any exercise by Teledyne Bidco of its rights referred to in this paragraph shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the terms of the Acquisition or the Scheme.

10.
The availability of the Acquisition to persons not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom and any e2v Shareholders who are not resident in the United Kingdom will need to inform themselves about and observe any applicable requirements.

11.
Unless otherwise determined by Teledyne Bidco or required by the Code and permitted by applicable law and regulations, the Acquisition is not being, and will not be, made, directly or indirectly, in, into or by the use of the mails of, or by any other means or instrumentality (including, but not limited to, facsimile, email or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any Restricted Jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction.

12.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

13.
This Announcement and any rights or liabilities arising hereunder, the Acquisition, the Scheme and the Forms of Proxy will be governed by English law and will be subject to the jurisdiction of the English courts. The Acquisition shall be subject to the applicable requirements of the Code, the Takeover Panel, the London Stock Exchange and the FCA.

APPENDIX II
SOURCES OF INFORMATION AND BASES OF CALCULATION
In this Announcement:

(i)
Unless otherwise stated, financial information relating to e2v has been extracted or derived (without material adjustment) from the audited consolidated financial statements of e2v for the financial year ended 31 March 2016 or e2v’s half-year report for the six months ended 30 September 2016.

(ii)
References to the existing issued share capital of e2v are to the number of e2v Shares in issue as at 9 December 2016, being the last Business Day prior to the date of this Announcement, which was 220,273,051 e2v Shares (including 1,397,731 e2v Shares held in treasury and 459,243 e2v Shares held by the trustee of the e2v EBT, which, in each case, will be Excluded Shares for the purposes of the Scheme). The international securities identification number for the e2v Shares is GB00B01DW905.

(iii)	References to the fully diluted share capital of e2v are to 225,324,318 e2v Shares based on:

◦	the number of existing e2v Shares set out in paragraph (ii) of this Appendix II above; plus

•	a maximum of 6,908,241 e2v Shares to be issued to satisfy outstanding options or awards under the e2v Share Schemes; less

•	459,243 e2v Shares which are held by the trustee of the e2v EBT and which will be Excluded Shares for the purposes of the Scheme; less

•	1,397,731 e2v Shares held in treasury and which will be Excluded Shares for the purposes of the Scheme.

(iv)	Volume-weighted average prices have been derived from Bloomberg and have been rounded to the nearest single decimal place.

(v)	Unless otherwise stated, all prices for e2v Shares are the Closing Price for the relevant date.

(vi)	The Closing Prices of e2v Shares are taken from the London Stock Exchange Daily Official List.

APPENDIX III
DETAILS OF IRREVOCABLE UNDERTAKINGS AND LETTERS OF INTENT
Teledyne Bidco has received irrevocable undertakings and letters of intent from the following holders or controllers of e2v Shares to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) in respect of 100,979,119 e2v Shares, in aggregate, representing approximately 45.8 per cent. of the existing issued share capital of e2v, comprised as follows:
Irrevocable undertakings
e2v Directors (and certain of their immediate family members)

Name	Number of e2v Shares	Percentage of e2v Shares in issue
Neil Johnson	180,000	0.082
Steve Blair	139,338	0.063
Charles Hindson	1,914,052	0.869
Kevin Dangerfield	25,000	0.011
Total	2,258,390	1.0%

Each of the e2v Directors listed above has irrevocably undertaken to Teledyne Bidco that he will exercise or, where applicable, procure the exercise of, all votes (whether on a show of hands or a poll and whether in person or by proxy) in relation to the e2v Shares held by him or members of his immediate family, related trusts or nominee(s) in which he is deemed to have an interest (together with any e2v Shares issued after the date of the undertaking and attributable to, or derived from, such e2v Shares) at the Court Meeting and the General Meeting in favour of the Scheme and the Resolutions, respectively (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer in respect of all the e2v Shares held by him or members of his immediate family, related trusts or nominee(s)).
These irrevocable commitments extend to any e2v Shares arising from the exercise of options and/or awards held under the e2v Share Schemes (not including the e2v Save As You Earn Plan 2004 or the e2v Save As You Earn Plan 2014) prior to the date of the Court Meeting and the General Meeting.
The irrevocable undertakings from the e2v Directors will only lapse and cease to be binding if:

•	the Scheme Document is not published within 28 days (or such longer period as Teledyne Bidco and e2v may agree with the consent of the Takeover Panel) after the date of this Announcement;

•	an event occurs or circumstances arise which result in Teledyne Bidco no longer being required by the Code to proceed with the Acquisition;

•	the Scheme has not become effective by the Long Stop Date;

•
the Scheme lapses or is withdrawn in accordance with its terms (for the avoidance of doubt, this shall not apply where the Scheme lapses or is withdrawn solely as a result of Teledyne Bidco exercising its right to implement the Acquisition by way of Takeover Offer rather than a Scheme) and no new, revised or replacement Scheme or Takeover Offer has been announced by Teledyne Bidco or its affiliates in accordance with Rule 2.7 of the Code at the same time; or

•	the Scheme is otherwise withdrawn in a manner permitted by the Panel.
Other e2v Shareholders

Name	Number of e2v Shares	Percentage of e2v Shares in issue
AXA Investment Managers UK Limited (“AXA”)	23,458,570	10.6%
GVQ Investment Management Limited (“GVQ”)	11,303,660	5.1%
Aberforth Partners LLP (“Aberforth”) (on behalf of its underlying clients)	21,686,025	9.8%
Artemis Investment Management LLP (“Artemis”)	12,560,359	5.7%
Total	69,008,614	31.3%

Each of the e2v Shareholders listed above has irrevocably undertaken to Teledyne Bidco that it will exercise or, where applicable, procure the exercise of, all votes in relation to the e2v Shares held by it at the Court Meeting and the General Meeting in favour of the Scheme and the Resolutions, respectively (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer in respect of all the e2v Shares held by them set out above).
The irrevocable undertakings from the e2v Shareholders listed above (other than Aberforth) will lapse and cease to be binding if:

•	the Scheme Document is not published within 28 days (or such longer period as Teledyne Bidco and e2v may agree with the consent of the Takeover Panel) after the date of this Announcement;

•	the Scheme has not become effective by the Long Stop Date;

•
the Scheme lapses or is withdrawn in accordance with its terms (for the avoidance of doubt, this shall not apply where the Scheme lapses or is withdrawn solely as a result of Teledyne Bidco exercising its right to implement the Acquisition by way of Takeover Offer rather than a Scheme) and no new, revised or replacement Scheme or Takeover Offer has been announced by Teledyne Bidco in accordance with Rule 2.7 of the Code at the same time;

•	the relevant e2v Shareholder is required to withdraw it by any court of competent jurisdiction or a competent regulator; or

•
a third party announces a firm intention to make offer to acquire the entire issued and to be issued share capital of e2v (in the case of GVQ and AXA, within a specified period following the publication of the Scheme Document) at a value which, in the case of Artemis, is not less than 10 per cent. greater than the value per e2v Share offered pursuant to the Acquisition, and, in the case of GVQ and AXA, is not less than five per cent. greater than the value per e2v Share offered pursuant to the Acquisition.

The irrevocable undertaking from Aberforth will lapse and cease to be binding if:

•	the Scheme Document is not published within 28 days (or such longer period as Teledyne Bidco and e2v may agree with the consent of the Takeover Panel) after the date of this Announcement;

•	the Scheme lapses or is withdrawn or does not become effective; or

•	a third party announces a firm intention to make offer to acquire the entire issued and to be issued share capital of e2v at a price greater than the Acquisition Price.
Letters of intent

Name	Number of e2v Shares	Percentage of e2v Shares in issue
Aviva Investors Global Services Limited	18,354,023	8.3%
Henderson Global Investors Limited	11,358,092	5.2%
Total	29,712,115	13.5%

Teledyne Bidco has received non-binding letters of intent to vote, or procure votes, in favour of the Scheme at the Court Meeting and the Resolutions to be proposed at the General Meeting (or, if (with the consent of the Takeover Panel) Teledyne Bidco exercises its right to implement the Acquisition by way of a Takeover Offer, to accept, or procure acceptances of, such Takeover Offer) from each of the e2v Shareholders set out above in respect of 29,712,115 e2v Shares, in aggregate, representing approximately 13.5 per cent. of the e2v Shares in issue on 9 December 2016 (being the last Business Day prior to the date of this Announcement).

APPENDIX IV
E2V PROFIT FORECAST

1.	e2v Profit Forecast
The following statement was made by e2v in the Half-year Report and constitutes a profit forecast for the purposes of Rule 28 of the Code:
“Outlook
Whilst we remain cautious about the broader economic environment, the improved order intake in the second quarter supports an anticipated stronger second half performance. We expect the full year operating margin to be maintained at last year’s level and year end net borrowings of c.£8m. However, due to the increased possibility of further delays to the anticipated follow on orders in Space Imaging, the Board now believes the trading performance for the current financial year may be modestly below our previous expectations. We are continuing to build momentum for growth in the areas we have prioritised for investment, and we have put in place solid foundations to provide a platform to deliver a resilient performance in the medium term.”

2.	Basis of Preparation
The e2v Directors confirm that the e2v Profit Forecast has been properly compiled and is based on the unaudited half year financial statements of e2v for the six months ended 30 September 2016, the unaudited management accounts of e2v for the one month ended 31 October 2016 and an unaudited forecast for the five months ending 31 March 2017.
The e2v Profit Forecast has been prepared on a basis consistent with the accounting policies of e2v, which are in accordance with IFRS and are those which e2v applied in the preparation of its financial statements for the year ending 31 March 2016.
The e2v Profit Forecast excludes the costs and ongoing impact of the Acquisition.

3.	e2v Directors’ Confirmation
The e2v Directors have considered the e2v Profit Forecast and confirm that it remains valid as at the date of this Announcement and that is has been properly compiled on the basis set out above and that the basis of the accounting policies used is consistent with the accounting policies applied by e2v in the preparation of its financial statements for the year ending 31 March 2016.

APPENDIX V
DEFINITIONS
In this Announcement, the following words and expressions have the following meanings, unless the context requires otherwise:

Acquisition
the recommended cash acquisition of the entire issued and to be issued ordinary share capital of e2v to be made by Teledyne Bidco to be effected by means of the Scheme (or, if Teledyne Bidco so elects and subject to the Takeover Panel’s consent, a Takeover Offer) on the terms and subject to the conditions set out in this Announcement and to be set out in the Scheme Document;

Acquisition Price	275 pence per e2v Share;
Announcement	this Announcement of the Acquisition made in accordance with Rule 2.7 of the Code;
Authorisations	authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions, determinations, exemptions or approvals;
Business Day	;
Citi	Citigroup Global Markets Limited;
Closing Price	in respect of an e2v Share on any particular day, the closing middle market quotation thereof as derived from the London Stock Exchange Daily Official List (SEDOL) on that day;
CMA
the Competition and Markets Authority, being the independent body which conducts inquiries into mergers, markets and the regulation of the major regulated industries in the United Kingdom (or any successor body or bodies carrying out the same functions in the United Kingdom from time to time);

CMA Phase 2 Reference
a reference pursuant to sections 22 or 33, 45 or 62 of the Enterprise Act 2002 of the Acquisition to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013;

Code	the City Code on Takeovers and Mergers;
Common Interest Agreement	the common interest agreement made between counsel to e2v and Teledyne in relation to the sharing of certain privileged information in respect of the Litigation;
Community	the European Community;
Companies Act	the United Kingdom Companies Act 2006, as amended;
Conditions	the conditions to the implementation of the Scheme and the Acquisition, which are set out in Appendix I to this Announcement and will be set out in the Scheme Document;
Confidentiality Agreement	the confidentiality agreement entered into by Teledyne and e2v on 23 November 2016;
Court	the High Court of Justice in England and Wales;
Court Hearing	the hearing by the Court to sanction the Scheme and, if such hearing is adjourned, references to the commencement of any such hearing shall mean the commencement of the final adjournment thereof;
Court Meeting
the meeting (or any adjournment, postponement or reconvention thereof) of the holders of Scheme Shares (or the relevant class or classes thereof) to be convened by order of the Court pursuant to section 896 of the Companies Act to consider and, if thought fit, approve the Scheme (with or without modification);

Court Order	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;
CREST	the relevant system (as defined in the Regulations) in respect of which Euroclear UK & Ireland Limited is the Operator (as defined in the Regulations);

Daily Official List	the Daily Official List of the London Stock Exchange;
Dealing Disclosure	has the same meaning as in Rule 8 of the Code;
DDTC	the United States Department of State, Directorate of Defense Trade Controls;
Disclosed
(i) matters fairly disclosed in the information made available to Teledyne, Teledyne Bidco (or its or their advisers) in the data room established by e2v for the purposes of the Acquisition; (ii) information fairly disclosed in the annual report and accounts of the e2v Group for the financial year ended 31 March 2016; (iii) information fairly disclosed in e2v’s half-year report for the six months ended 30 September 2016; (iv) information fairly disclosed in a public announcement to a RIS made by e2v prior to the date of this Announcement; or (v) fairly disclosed in this Announcement;

Disclosure Table	the disclosure table on the Takeover Panel’s website at www.thetakeoverpanel.org.uk;
Dividend
the interim dividend of 1.7 pence per e2v Share, which dividend will be paid on 20 December 2016 to e2v Shareholders who were on the register of members of e2v as at close of business on 18 November 2016;

e2v or the Company	e2v technologies plc, a public limited company incorporated in England and Wales with registered number 4439718 and having its registered office at 106 Waterhouse Lane, Chelmsford, Essex CM1 2QU;
e2v Articles	e2v’s articles of association currently adopted and filed with the Registrar of Companies;
e2v CEO Share Incentive Plan	the e2v Chief Executive Share Incentive Plan, approved by shareholders of e2v on 27 November 2013;
e2v Deferred Bonus Plan	the e2v Deferred Bonus Plan, approved by shareholders of e2v on 9 November 2011;
e2v Directors	the directors of e2v from time to time;
e2v EBT	the e2v Employee Benefit Trust, established by a trust deed dated 29 June 2004 and made between e2v and Abacus Corporate Trustee Limited;
e2v Group	e2v and its subsidiaries and subsidiary undertakings;
e2v Long-Term Incentive Plan 2004	the e2v Long-Term Incentive Plan, approved by shareholders of e2v on 17 July 2004;
e2v Long-Term Incentive Plan 2013	the e2v 2013 Long-Term Incentive Plan, approved by shareholders of e2v on 17 July 2013;
e2v Profit Forecast	the profit forecast of e2v referred to in paragraph 12 of, and Appendix IV to, this Announcement;
e2v Save As You Earn Plan 2004	the e2v Sharesave Scheme, approved by shareholders of e2v on 17 July 2004;
e2v Save As You Earn Plan 2014	the e2v Sharesave Scheme, approved by shareholders of e2v on 17 July 2014;
e2v Share Incentive Plan	the e2v Share Incentive Plan, approved by shareholders of e2v on 17 July 2013;
e2v Share Schemes
(i)    the e2v Deferred Bonus Plan;
(ii)    the e2v Save As You Earn Plan 2004;
(iii)    the e2v Save As You Earn Plan 2014,
(iv)    the e2v Share Incentive Plan;
(v)    the e2v Long-Term Incentive Plan 2004;
(vi)    the e2v Long-Term Incentive Plan 2013; and
(vii)    the e2v CEO Share Incentive Plan;

e2v Shareholders	the holders of e2v Shares from time to time;
e2v Shares	ordinary shares of 5 pence each in the capital of e2v;
Effective
in the context of the Acquisition: (a) if the Acquisition is implemented by way of a Scheme, the Scheme having become effective in accordance with its terms, upon the delivery of the Court Order to the Registrar of Companies; or (b) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having become, or been declared, unconditional in all respects in accordance with the requirements of the Code;

Effective Date
the date upon which: (a) the Scheme becomes Effective; or (b) if Teledyne Bidco elects for, and the Takeover Panel consents to, the implementation of the Acquisition by way of a Takeover Offer, the Takeover Offer becomes Effective;

Excluded Shares	(a) any e2v Shares legally or beneficially held by any member of the Teledyne Group; or (b) any Treasury Shares; or (c) any e2v Shares held by the trustee of the e2v EBT at the Scheme Record Time;
FCA	the UK Financial Conduct Authority or its successor from time to time;
Forms of Proxy	the forms of proxy for use at the Court Meeting and the General Meeting, respectively, which will accompany the Scheme Document;
French Ministry	the French Ministry of the Economy;
FTC	the US Federal Trade Commission;
General Meeting	the general meeting (or any adjournment, postponement or reconvention thereof) of e2v Shareholders to be convened in connection with the Scheme;
Governmental Entity
any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitrator or arbitrator panel, regulatory or administrative agency or commission, or other authority thereof, or any regulatory or quasi-regulatory organisation or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority;

Half-year Report	the half-year report for the six months ended 30 September 2016, announced by e2v on 7 November 2016;
IFRS	International Financial Reporting Standards, as adopted by the European Union;
Investec	Investec Bank plc, independent Rule 3 adviser and corporate broker to e2v;
ISIN	International Securities Identification Number;
ITAR	the US international Traffic in Arms Regulations (22 Code of Federal Regulations 120-130);
Litigation	has the meaning given thereto in paragraph 13 of this Announcement;
London Stock Exchange	London Stock Exchange plc;
Long Stop Date	28 May 2017 or such later date (if any) as Teledyne Bidco and e2v may, with the consent of the Takeover Panel, agree and (if required) the Court may allow;
MINEFI	the French Ministry for Economy and Finance;
Offer Period
the period which commenced on the date of this Announcement and ending on the date on which the Acquisition becomes Effective, lapses or is withdrawn (or such other date as the Takeover Panel may decide);

PRA	the UK Prudential Regulatory Authority or its successor from time to time;
Registrar of Companies	the Registrar of Companies in England and Wales;

Regulations	the Uncertificated Securities Regulations 2001 (SI 2001/3755);
Resolutions
the resolutions to be proposed by e2v at the General Meeting in connection with, amongst other things, the approval of the Scheme, the amendment of the e2v Articles and such other matters as may be necessary to implement the Scheme and the proposed de-listing and cancellation of the admission to trading of the e2v Shares upon the Scheme becoming Effective;

Restricted Jurisdiction
any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available in that jurisdiction;

RIS	a service approved by the London Stock Exchange for the distribution to the public of announcements and included within the list maintained on the London Stock Exchange’s website;
Rothschild	N M Rothschild & Sons Limited, independent Rule 3 adviser to e2v;
Scheme
the proposed scheme of arrangement under Part 26 of the Companies Act to effect the Acquisition between e2v and the Scheme Shareholders (the full terms of which will be set out in the Scheme Document), with or subject to any modification, addition or condition which Teledyne Bidco and e2v may agree, and, if required, the Court may approve or impose;

Scheme Document
the document to be despatched to (among others) e2v Shareholders containing, amongst other things, the terms and conditions of the Scheme, the notices convening the Court Meeting and the General Meeting and the particulars required by section 897 of the Companies Act;

Scheme Record Time	the time and date to be specified in the Scheme Document, expected to be 6:00 p.m. on the Business Day immediately prior to the Effective Date;
Scheme Shareholders	holders of Scheme Shares as appearing in the register of e2v at the Scheme Record Time;
Scheme Shares	the e2v Shares:
(i) in issue at the date of the Scheme Document; (ii) (if any) issued after the date of the Scheme Document and prior to the Voting Record Time; and

(iii) (if any) issued at or after the Voting Record Time but at or before the Scheme Record Time in respect of which the original or any subsequent holder thereof is bound by the Scheme or shall by such time have agreed in writing to be bound by the Scheme, in each case other than any Excluded Shares;
Substantial Interest
in relation to an undertaking, a direct or indirect interest of 10 per cent. or more of the total voting rights conferred by the equity share capital (as defined in section 548 of the Companies Act) of such undertaking;

Takeover Offer
should the Acquisition be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Teledyne Bidco to acquire the entire issued and to be issued ordinary share capital of e2v and, where the context requires, any subsequent revision, variation, extension or renewal of such offer;

Takeover Panel	the UK Panel on Takeovers and Mergers;
Third Party
each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, professional or investigative body or authority (including any antitrust or merger control authority), court, trade agency, professional association, institution, works council, employee representative body or any other similar body or person whatsoever in any jurisdiction;

Teledyne Bidco
Rhombi Holdings Limited, a company incorporated in England and Wales with registered number 7678650 and whose registered office is at Aviation House, the Lodge, Harmondsworth Lane, West Drayton, Middlesex UB7 0LQ, United Kingdom;

Teledyne Bidco Directors	the directors of Teledyne Bidco from time to time;
Teledyne Directors	the directors of Teledyne from time to time;
Teledyne Group	Teledyne Technologies Incorporated and its subsidiary and associated undertakings;
Treasury Shares	any e2v Shares which are for the time being held by e2v as treasury shares (within the meaning of the Companies Act);
United Kingdom or UK	the United Kingdom of Great Britain and Northern Ireland;
United States or US	the United States of America, its territories and possessions, all areas subject to its jurisdiction or any subdivision thereof, any state of the United States of America and the District of Columbia;
US Exchange Act	the United States Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder;
Voting Record Time
the date and time specified in the Scheme Document by reference to which entitlements to vote on the Scheme will be determined, expected to be 6.00 pm on the day which is two days before the date of the Court Meeting or, if the Court Meeting is adjourned, 6.00 pm on the second day before the date of such adjourned meeting;

Wider e2v Group
e2v, its subsidiary undertakings, associated undertakings and any other undertaking, body corporate, partnership, joint venture or person in which e2v and/or such undertakings (aggregating their interests) have a direct or indirect Substantial Interest or the equivalent;

Wider Teledyne Group
Teledyne, its subsidiary undertakings, associated undertakings and any other undertaking, body corporate, partnership, joint venture or person in which Teledyne and/or such undertakings (aggregating their interests) have a direct or indirect Substantial Interest or the equivalent;

£ or pence	pounds sterling or pence, the lawful currency of the UK; and
$ or dollars or US dollars	US dollars, the lawful currency of the US.
In this Announcement:

(a)	all times referred to are to London time unless otherwise stated;

(b)	references to the singular include the plural and vice versa, unless the context otherwise requires;

(c)	references to a particular gender include the other gender, unless the context otherwise requires;

(d)
“subsidiary”, “subsidiary undertaking” and “undertaking” have the meanings given by the Companies Act and “associated undertaking” has the meaning given to it by paragraph 19 of Schedule 6 of the Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008, other than paragraph 1(b) thereof which shall be excluded for this purpose; and

(e)
all references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.